Exhibit 11

March 6, 2014

Boulder Growth & Income Fund, Inc.

2344 Spruce Street, Suite A

Boulder, Colorado 80302

Ladies and Gentlemen:

We have acted as Maryland counsel to Boulder Growth & Income Fund, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form N-14 (File No. 333-            , together with all amendments through the date of this letter (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which relates to the registration of shares of common stock, par value $0.01 per share (the “Shares”), of the Company to be issued pursuant to an Agreement and Plan of Reorganization by and among the Company, Boulder Total Return Fund, Inc., a Maryland corporation, The Denali Fund Inc., a Maryland corporation, and First Opportunity Fund, Inc., a Maryland corporation.

In connection with our representation of the Company, we have examined originals or copies of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, substantially in the form transmitted to the Securities and Exchange Commission under the Act;

2. The Articles of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of March 5, 2014; and

5. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”) relating to the authorization of the issuance of the Shares, certified as of the date of this letter by an officer of the Company.

In reaching the opinions set forth below, we have assumed that (i) each entity that is a party to the Transaction Documents (other than the Company) is a duly organized or duly formed entity and is validly existing and in good standing, (ii) each party to the Transaction Documents (other than the Company) has duly and validly executed and delivered each instrument, document and agreement to which it is a signatory and that its obligations are its legal, valid and binding obligations, enforceable in accordance with their respective terms, (iii) each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so, and (iv) each natural person executing any instrument, document or agreement referred to in this letter is legally competent to do so.

In our examination of documents for purposes of this letter, we have assumed that (i) all signatures on all documents submitted to us for examination are genuine, (ii) all original documents submitted to us for examination are authentic and (iii) all copies of documents submitted to us for examination conform to the originals.

The opinions expressed in this letter concern only the effect of the laws (excluding the principles of conflict of laws), as currently in effect, of the State of Maryland. We express no opinion on the applicability of the law of any other jurisdiction to the transaction. We express no opinion as to compliance with the securities laws of the State of Maryland. We assume no obligation to supplement this letter if any of the applicable laws change in any manner.

Based on and subject to the foregoing and the exceptions and qualifications set forth below, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Registration Statement and any other resolutions of the Board or any duly authorized committee thereof relating thereto, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this letter are limited to the matters specifically set forth in this letter and no other opinion should be inferred beyond the matters expressly stated. The opinions expressed in this letter are rendered as of its date and we express no opinion as to circumstances or events that may occur in the future.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Arent Fox LLP
Arent Fox LLP